Exhibit 4.8

Dated: 14 February, 2024

SPETSES SHIPPING CO.

(as Borrower)

- and -

ALPHA BANK S.A.

(as Lender)

FIRST SUPPLEMENTAL AGREEMENT in relation to a Loan Agreement dated 22nd November, 2019 for a secured floating interest rate loan facility of up to US $11,000,000

THIS SUPPLEMENTAL AGREEMENT (“this Supplemental Agreement”) made this 14  day of February, 2024

B E T W E E N:

(1)
ALPHA BANK S.A., a banking société anonyme having its registered office at 40 Stadiou Street, Athens, Greece, with General Commercial Registry Corporate Registration Number:  159029160000 having its registered office at 40 Stadiou Street, Athens, Greece, acting through its Piraeus Shipping branch at 93 Akti Miaouli, Piraeus 18538, Greece, as universal successor, and where applicable assignee, of ALPHA SERVICES AND HOLDINGS S.A. with General Commercial Registry Corporate Registration Number: 000223701000 with former corporate name “ALPHA BANK S.A.” (also known as Alpha Bank A.E.) (herein “ASH”) has succeeded ASH, as lender due to the demerger of ASH and hive-down of the business activity sector of ASH, by the establishment of a new company namely “ALPHA BANK S.A.” with General Commercial Registry Corporate Registration Number: 159029160000 in accordance with the provisions of the Hellenic Laws 2515/1997 (article 16) and 4601/2019 (articles 54, 57 and 59-74) and the Decision of the Hellenic Ministry of Development and Investments bearing serial No. 45.089/16.4.2021 which was published at the respective file of each of ASH and Alpha Bank S.A under the Serial Numbers: 45116/16.04.2021 και 45.123/16.4.2021 respectively kept with the General Commercial Registry pursuant to which ALPHA BANK S.A. with General Commercial Registry Corporate Registration Number: 159029160000  has substituted ASH as universal successor thereof (hereinafter called the “Lender”, which expression shall include its successors and assigns); and

(2)
SPETSES SHIPPING CO., a corporation duly incorporated in the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (and includes its successors) (the “Borrower”),

IS SUPPLEMENTAL to a loan agreement dated 22nd November, 2019 originally made between (1) the Borrower and PIKACHU SHIPPING CO., of the Marshall Islands (the “Pikachu Borrower” and together with the Borrower, the “Borrowers”), as joint and several borrowers and (2) the Lender, as lender, (the said loan agreement is hereinafter called the “Principal Agreement”) on the terms and conditions of which the Lender has made available to the Borrowers a secured loan facility in the amount of up to United States Dollars Eleven million ($11,000,000) (the “Loan”) for the purposes therein specified (the Principal Agreement as hereby amended and/or supplemented and as the same may hereinafter be amended and/or supplemented called the “Loan Agreement”).

W H E R E A S:

(A)
pursuant to a deed of release of security and obligations dated 16 January, 2024 (the “Deed of Partial Release”) made between (a) the Borrower, as remaining borrower, (b) the Pikachu Borrower, as released borrower, (c ) CASTOR MARITIME INC., of the Marshall Islands, as Corporate Guarantor and Pledgor, (d) PAVIMAR S.A., of the Marshall Islands, as Approved Manager and (e) the Lender, the Lender agreed (i) to release  the Pikachu Borrower from its obligations and liabilities created under the Released Finance Documents (as such term is defined in the Deed of Partial Release), (ii) to partly release the Corporate Guarantor/Pledgor and the Approved Manager from their respective obligations and liabilities created under the Released Finance Documents to which they are a party to the extent they pertain to the Pikachu Borrower’s shares and to the Released Vessel (as such term is defined below) and (iii) to release all the Security Interests created under the Released Finance Documents to the extent permitted therein in favour of the Lender;

(B)
the Borrower hereby acknowledges and confirms that (a) the Lender has originally advanced to the Borrower and the Pikachu Borrower, as joint and several borrowers, the full amount of the Commitment in the principal amount of United States Dollars Eleven million ($11,000,000) and (b) as at the date hereof the principal amount of United States Dollars Two Million One Hundred Ninety Thousand (US$ 2,190,000) in respect of the Loan remains outstanding;

(C)
pursuant to a Corporate Guarantee dated 22nd November, 2019 (the “Corporate Guarantee”), Castor Maritime Inc., of the Marshall Islands (the “Corporate Guarantor”) irrevocably and unconditionally guaranteed the due and timely repayment of the Loan and interest and default interest accrued thereon and all other monies payable under the Loan Agreement and the Security Documents and the performance of all the obligations of (inter alios) the Borrower under the Loan Agreement and the Security Documents executed in accordance thereto;

(D)
pursuant to an Approved Manager’s Undertaking dated 29 November, 2019 (the “Approved  Manager’s Undertaking”) Pavimar S.A., of the Republic of the Marshall Islands and also having an office established in Greece (at 17 km National Road Athens-Lamia and 25 Foinikos Street, Kifissia 145 64, Greece) under laws 378/68, 27/75, 2234/94, 3752/09 and 4150/13 (as amended and in force at the date hereof) (the “Approved Manager”), has (inter alia) subordinated any claims it may have against (inter alios) the Borrower and/or (inter alia) the Vessel to the claims of the Lender under the Loan Agreement and the Security Documents as security for the Outstanding Indebtedness;

(E)
pursuant to a Shares Pledge Agreement (Σύμβασις συστάσεως ενεχύρου επί μετοχών) dated 22 November, 2019 (the “Shares Pledge”), the Corporate Guarantor, acting under its capacity as sole shareholder of the Borrower granted a pledge in respect of the shares of (inter alios) the Borrower as security for the Outstanding Indebtedness;

(F)
the Borrower and the other Security Parties acknowledge the discontinuation of LIBOR and the consequential need for the Principal Agreement to be amended to provide for a replacement benchmark rate; and

(G)
to address the issue of LIBOR discontinuation the Lender shall grant its consent to the replacement of LIBOR by Term SOFR conditionally upon terms that the Principal Agreement shall be amended in the manner hereinafter set out in Clause 5 (Variations to the Principal Agreement) of this Supplemental Agreement.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	Defined terms and expressions

Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Recitals hereto) shall have the same meanings when used in this Supplemental Agreement.

1.2	Additional definitions

In addition, in this Supplemental Agreement the words and expressions specified below shall have the meanings attributed to them below:

“Effective Date” means the date hereof or such earlier or later date as the Lender may agree in writing upon which all the conditions contained in Clause 5 (Variations to the Principal Agreement) shall have been satisfied and this Supplemental Agreement shall become effective;

“Loan Agreement” means the Principal Agreement as hereby amended and as the same may from time to time be further amended and/or supplemented;

“Mortgage” in relation to the Vessel means the first preferred Marshall Islands ship mortgage registered over the Vessel in favour of the Lender ;

“Mortgage Amendment” in relation to the Vessel and the Mortgage registered thereon means the amendment No. 1 to the Mortgage in favour of the Lender, whereby the Mortgage shall be amended as therein specified, to be executed by the  Borrower as Owner of the Vessel in favour of the Lender, in form satisfactory to the Lender ;

"Rate Switch Date" means 3rd April, 2023;

“Released Vessel” means the motor vessel “MAGIC MOON”, of about 39,727 gt and 25,754 nt, built in 2005 in Japan by Imabari Shipbuilding Co. Ltd., having IMO No. 9336036, registered under the laws and flag of the Republic of the Marshall Islands at the Ships Registry of the port of Majuro in the ownership of the Pikachu Borrower with Official No. 7474;

“Security Party” means the Borrower, the Corporate Guarantor, the Pledgor, the Approved Manager and any other person (other than the Lender and any charterer) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents” of the Loan Agreement, and “Security Parties” means any or all of them, as the context may require;

“Transaction Documents” together means this Supplemental Agreement and the Mortgage Amendment, and “Transaction Document” means any of them as the context may require; and

“Vessel” means  the motor vessel “MAGIC P” of approximately 39,964 gt and 25,889 nt, built in 2004 in Japan by Tsuneishi Corporation and having IMO No. 9288447, registered under the laws and flag of the Republic of the Marshall Islands at the Ships Registry of the port of Majuro in the ownership of the Borrower with Official No. 7351 together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described Vessel.

1.3	Application of interpretation provisions of Loan Agreement

Clause 1.3 (Interpretation) and Clause 1.4 (Construction of certain terms) of the Principal Agreement applies to this Supplemental Agreement as if it were expressly incorporated in it with any necessary modifications.

2.	REPRESENTATIONS AND WARRANTIES

2.1	Representations and warranties under the Finance Documents

The Borrower hereby represents and warrants to the Lender, as at the date hereof, that the representations and warranties set forth in the Principal Agreement and each of the Security Documents to which it is a party (updated mutatis mutandis to the date of this Supplemental Agreement) are true and correct as if all references therein to “this Agreement” were references to the Principal Agreement as amended and supplemented by this Supplemental Agreement.

2.2	Additional Representations and warranties

In addition to the above, the Borrower hereby represents and warrants to the Lender as at the date of this Supplemental Agreement that:

a.
each of the corporate Security Parties is duly formed, is validly existing and in good standing under the laws of the place of its incorporation, has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement this Supplemental Agreement and the Mortgage Amendment, as appropriate, and has complied with all statutory and other requirements relative to its business;

b.
all necessary licences, consents and authorities, governmental or otherwise under this Supplemental Agreement, the Principal Agreement and the other Transaction Documents have been obtained and, as of the date of this Supplemental Agreement, no further consents or authorities are necessary for any of the Security Parties to enter into this Supplemental Agreement and the other Transaction Document(s) or otherwise perform its obligations hereunder;

c.	each of the Transaction Documents constitutes, the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with its terms;

d.
the execution and delivery of, and the performance of the provisions of the Transaction Documents do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

e.
no action, suit or proceeding is pending against the Borrower and the other Security Parties or their assets before any court, board of arbitration or administrative agency which could or might result in any material adverse change in the business or condition (financial or otherwise) of the Borrower or any of the other Security Parties; and

f.
neither the Borrower nor any of the other Security Parties is and at the Effective Date will be in default under any agreement by which it is or will be at the Effective Date bound or in respect of any financial commitment, or obligation which constitutes a Material Adverse Change.

2.3	Survival

The representations and warranties of the Security Parties in this Supplemental Agreement shall survive the execution of this Supplemental Agreement and shall be deemed to be repeated at the commencement of each Interest Period.

3.	AGREEMENT OF THE LENDER

The Lender, relying upon each of the representations and warranties set out in Clause 2 (Representations and warranties) hereby agrees with the Security Parties, subject to and upon the terms and conditions of this Supplemental Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4 (Conditions), that the Principal Agreement be amended in the manner more particularly set out in Clause 5 (Variations to the Principal Agreement).

4.	CONDITIONS

4.1	Conditions

The agreement of the Lender contained in Clause 3 (Agreement of the Lender) shall be expressly subject to the condition that the Lender shall have received on or before the Effective Date in form and substance satisfactory to the Lender and their legal advisers:

a.	a certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of the Borrower and each of the other corporate Security Parties;

b.
a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority or, as appropriate, signed by the secretary or a director thereof, stating the officers and the directors of each of them;

c.
certified and duly legalised copies of resolutions duly passed by the Board of Directors, or the Sole Director as the case may be, of the Borrower, evidencing approval of this Supplemental Agreement and each of the other Transaction Documents to which the Borrower is or is to be a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Supplemental Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

d.	the original of any power(s) of attorney issued in favour of any person executing this Supplemental Agreement and each of the other Transaction Documents to which the Borrower is or is to be a party;

e.	all documents evidencing any other necessary action or approvals or consents with respect to this Supplemental Agreement and each of the other Transaction Documents;

f.	such favourable legal opinions from lawyers acceptable to the Lender and their legal advisors as the Lender shall require; and

g.	the Mortgage Amendment duly executed by the respective parties thereto and, where appropriate, duly registered through the appropriate Registry over the Vessel in favour of the Lender.

5.	VARIATIONS TO THE PRINCIPAL AGREEMENT

5.1	Amendments

In consideration of the agreement of the Lender contained in Clause 3 (Agreement of the Lender), the Borrower hereby agrees with the Lender that (subject to the satisfaction of the conditions precedent contained in Clause 4 (Conditions), the provisions of the Principal Agreement shall be varied and/or amended and/or supplemented as follows:

a.	with retrospective effect as from the Rate Switch Date, the following definitions in Clause 1.2 (Definitions) of the Principal Agreement shall be amended to read as follows:

"Margin” means three point five four five per centum (3.545%) per annum;

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two US Government Securities Business Days before the first day of that period unless market practice differs in the relevant loan market in which case the Quotation Day will be determined by the Lender in accordance with market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days);

“UK Bail-In Legislation” means Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their Affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

b.
with retrospective effect as from the Rate Switch Date, the terms “Banking Day” and “Banking Days” shall be replaced by the terms “Business Day” and “Business Days” throughout the Principal Agreement and the Security Documents and the definition “Banking Day” shall be replaced by the following new definition, which shall be added in alphabetical order in Clause 1.2 (Definitions) of the Principal Agreement:

““Business Day” means:

(a)	a day (other than a Saturday or Sunday) on which banks are open for general business in Athens and Piraeus;

(b)	in New York; and

(c)	(in relation to the fixing of any interest rate which is required to be determined under this Agreement or any Finance Document), a US Government Securities Business Day;”;

c.	with retrospective effect as from the Rate Switch Date, the following new definitions shall be added in alphabetical order in Clause 1.2 (Definitions) of the Principal Agreement:

"Historic Term SOFR" means, in relation to the Loan or any part of the Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan and which is as of a day which is no more than five (5) US Government Securities Business Days before the Quotation Day;

"Interpolated Historic Term SOFR" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)
the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)
if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for a day which is no more than three US Government Securities Business Days (and no less than two US Government Securities Business Days) before the Quotation Day; and

(b)
the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan.

“Interpolated Term SOFR" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	the applicable Term SOFR for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; and

(b)	the applicable Term SOFR for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;

"Market Disruption Rate" means the Reference Rate;

"Reference Rate" means, in relation to the Loan or any part of the Loan:

(a)	the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 3.8 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero;

"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate);

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and

(b)
a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities;”;

d.	with retrospective effect as from the Rate Switch Date, Clause 3 (Interest) of the Principal Agreement shall be amended to read as follows:

“3.1	Normal Interest Rate

The Borrowers shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period related thereto on each Interest Payment Date.  The interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of:

(a)	the Margin; and

(b)	the Reference Rate for that Interest Period.

3.2	Selection of Interest Periods

The Borrowers may by notice received by the Lender not later than 11:30 a.m. (Athens time) on the second Business Day before the beginning of each Interest Period specify (subject to Clause 3.3 (Determination of Interest Periods)) whether such Interest Period shall have a duration of one (1) or three (3) months (or such other period as may be requested by the Borrowers and as the Lender, in its sole discretion, may agree to).

3.3	Determination of Interest Periods

Every Interest Period shall, subject to market availability to be conclusively determined by the Lender, be of the duration specified by the Borrowers pursuant to Clause 3.2 (Selection of Interest Periods) but so that:

(a)	Initial Interest Period: each Interest Period will commence forthwith upon the expiry of the preceding Interest Period;

(b)
Interest tranches: if any Interest Period in respect of the Loan would otherwise overrun one or more Repayment Dates, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Dates the amount of the Loan shall be divided into parts so that there is one part equal to the amount of the relevant Repayment Instalment or Repayment Instalments due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part equal to the amount of the balance of the Loan having an Interest Period determined in accordance with Clause 3.2 (Selection of Interest Periods) and the other provisions of this Clause 3.3 and the other provisions of this Clause 3.3;

(c)	Final Interest Period: no Interest Period in respect of the Loan shall extend beyond the Final Maturity Date;

(d)
Failure to notify: if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of Clause 3.2 (Selection of Interest Periods) and this Clause 3.3, such Interest Period shall have a duration of three (3) months unless another period shall be determined by the Lender at its sole discretion provided, always, that such period (whether of three (3) months or of different duration) shall comply with this Clause 3.3, provided, always, that:

(i)
any Interest Period which commences on the last day of a calendar month, and any Interest Period which commences on the day on which there is no numerically corresponding day in the calendar month during which such Interest Period is due to end, shall end on the last Business Day of the calendar month during which such Interest Period is due to end; and

(ii)
if the last day of an Interest Period is not a Business Day the Interest Period shall be extended until the next following Business Day unless such next following Business Day falls in the next calendar month in which case such Interest Period shall be shortened to expire on the preceding Business Day.

3.4	Default Interest

(a)
Default interest: If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this Clause 3.4) on its due date for payment under any of the Finance Documents, the Borrowers shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgement) at the rate determined by the Lender pursuant to this Clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods as selected by the Lender each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period.  The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (i) two per cent (2%) per annum, (ii) the Margin and (iii) the Reference Rate. Such interest shall be due and payable on the last day of each such period as determined by the Lender and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is of principal which became due and payable by reason of a declaration by the Lender under Clause 9.2 (Consequences of Default – Acceleration) or a prepayment pursuant to Clauses 4.2 (Voluntary Prepayment), 4.3 (Compulsory Prepayment in case of Total Loss or sale of a Vessel), 8.5(a)(i), 12.1 (Unlawfulness) and 12.2 (Increased cost) on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate two per cent (2%) above the rate applicable thereto immediately before it fell due. If for the reasons specified in Clause 3.6 (Market disruption), the Lender is unable to determine a rate in accordance with the foregoing provisions of this Clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two per cent (2%) per annum above what is or, as the case may be, would be payable under Clause 3.7(a).”;

3.5	Notification of duration of Interest Periods and interest rate

The Lender shall notify the Borrowers promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3 without prejudice to the right of the Lender to make determinations at its sole discretion, but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Lender's notification. However, omission of the Lender to make such notification (without the application of the Borrowers) will not constitute and will not be interpreted as if to constitute a breach of obligation of the Lender except in case of wilful misconduct.

3.6	Market disruption

If before close of business in Athens the Quotation Day for the relevant Interest Period, the Lender determines (in its sole discretion) that its cost of funds relating to the Loan would be in excess of the Market Disruption Rate, then Clause 3.7 (Cost of funds) shall apply to the Loan for the relevant Interest Period.

3.7	Cost of funds

(a)
If this Clause 3.7 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall not be calculated as per clause 3.1 but, instead, shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified by the Lender to the Borrowers, which expresses as a percentage rate per annum the Lender’s cost of funds relating to the Loan or the relevant part thereof.

(b)
If this Clause 3.7 (Cost of funds) applies and the Lender or the Borrowers so require, the Lender and the Borrowers shall enter into negotiations (for a period of not more than 20 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)
Subject to Clause 3.9 (Changes to reference rates), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lender and the Borrowers, be binding on all Parties.

(d)	If any rate notified under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.

(e)
If no substitute or alternative basis agreed pursuant to paragraph (b) above, the Borrowers may give the Lender not less than 5 days’ notice of their intention to prepay the Loan at the end of the interest period set by the Lender.

(f)
A notice under paragraph (e) above shall be irrevocable; and on the last Business Day of the interest period set by the Lender the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable interest rate and the balance of the Outstanding Indebtedness.

(g)	The provisions of Clause 4 (Repayment-Prepayment) shall apply in relation to the prepayment made hereunder.

3.8	Unavailability of Term SOFR

(a)
Interpolated Term SOFR:  If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)
Historic Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Historic Term SOFR for the Loan or that part of the Loan.

(c)
Interpolated Historic Term SOFR: If paragraph (b) above applies but no Historic Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(d)
Cost of funds:  If paragraph (c) above applies but it is not possible to calculate the Interpolated Term Historic SOFR, there shall be no Reference Rate for the Loan or that part of the Loan (as applicable) and Clause 3.7 (Cost of Funds) shall apply to the Loan or that part of the Loan for that Interest Period.

3.9	Changes to reference rates

(a)	If a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)
enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender in prior consultation with the Borrower but without requiring Borrower’s consent.

(b)	In this Clause 3.9 (Changes to reference rates):

"Published Rate" means:

(a)	SOFR; or

(b)	Term SOFR for any Quoted Tenor;

"Published Rate Contingency Period" means, in relation to:

(a)	Term SOFR (all Quoted Tenors), 10 US Government Securities Business Days; and

(b)	SOFR, 10 US Government Securities Business Days.

"Published Rate Replacement Event" means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)
the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)
the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the applicable Published Rate Contingency Period; or

(d)
in the opinion of the Lender (in prior consultation with the Borrower but without requiring Borrower’s consent), that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

"Quoted Tenor" means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Reference Rate" means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate; or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Lender, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or

(c)	in the opinion of the Lender, an appropriate successor or alternative to a Published Rate.”;

e.	with retrospective effect as from the Rate Switch Date, the following definitions in Clause 1.2 (Definitions) of the Principal Agreement shall be deleted:

“Alternative Rate”, “Banking Day”, “LIBOR”, “Negotiation Period”, “Replacement Benchmark”, “Screen Rate” and “Screen Rate Replacement Event”.

5.2	Security Documents

With effect as from the Effective Date the definition “Security Documents” shall be deemed to include the Security Documents as amended and/or supplemented in pursuance to the terms hereof and any document or documents (including if the context requires the Loan Agreement) that may now or hereafter be executed as security for the repayment of the Loan, interest thereon and any other moneys payable by the Borrowers under the Principal Agreement and the Security Documents (as herein defined) as well as for the performance by the Borrowers and the other Security Parties (as herein defined) of all obligations, covenants and agreements pursuant to the Principal Agreement, this Supplemental Agreement and/or the Security Documents.

5.3	Construction

(a)	With effect from the Effective Date all references in the Principal Agreement and the other Finance Documents to:

(i)
“this Agreement”, “hereunder”, “herein” and the like and in the Security Documents to the “Loan Agreement” shall be construed as references to the Principal Agreement as amended and/or supplemented by this Supplemental Agreement; and

(ii)	“Mortgage” shall be construed as references to the Mortgage, as amended and/or supplemented by the Mortgage Amendment; and

(b)	With effect from the Rate Switch Date all references in the Principal Agreement and the other Finance Documents to Clause 3.6 (Market disruption – Non Availability)’ shall be amended to read:

“Clause 3.6 (Market disruption) and Clause 3.7 (Cost of funds)”.

6.	RECONFIRMATION

6.1	Reconfirmation of obligations

The Borrower hereby reconfirms its obligations under the Principal Agreement and its compliance with the covenants contained therein, as amended herein, of the Principal Agreement.

6.2	Acknowledgement

Each of the Security Parties acknowledges and agrees, for the avoidance of doubt, that each of the Security Documents to which it is a party and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement by this Supplemental Agreement and the Mortgage and the waivers and other amendments agreed by the Lender in this Supplemental Agreement.

7.	CONTINUANCE OF PRINCIPAL AGREEMENT AND THE SECURITY DOCUMENTS

Save for the alterations to the Principal Agreement, and the Security Documents made or to be made pursuant to this Supplemental Agreement, and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Supplemental Agreement, the Principal Agreement shall remain in full force and effect and apply to this Supplemental Agreement as well, as if repeated in extenso herein, and the security constituted by the Security Documents shall continue  to remain valid and enforceable and the Borrower hereby reconfirms its obligations under the Principal Agreement as hereby amended and under the Security Documents to which it is a party.

8.	ENTIRE AGREEMENT AND AMENDMENT

8.1	Entire Agreement

The Principal Agreement, the other Security Documents, and this Supplemental Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the parties to be bound or burdened thereby.

8.2	Supplemental Agreement - Application of Principal Agreement provisions

This Supplemental Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Supplemental Agreement.

9.	COSTS AND EXPENSES

9.1	Costs and expenses

The Borrower hereby covenants and agrees to pay to the Lender upon demand and from time to time all reasonable and documented costs, charges, registration and recording fees, duties and expenses (including legal fees) incurred by the Lender in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Supplemental Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.

9.2	Stamp Duty etc.

The Borrower hereby covenants and agrees to pay and discharge all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Supplemental Agreement and/or any document executed pursuant hereto.

10.	ASSIGNMENT

The provisions of Clause 14 (Assignment, Transfer, Participation, Lending Office) of the Principal Agreement shall apply to this Supplemental Agreement as if the same were set out herein in full.

11.	MISCELLANEOUS

11.1	Incorporation of Loan Agreement provisions

Without prejudice to Clauses 6 (Reconfirmation), 7 (Continuance of Principal Agreement and the Security Documents) and 8 (Entire agreement and amendment) of this Supplemental Agreement, the provisions of Clauses 2.8 (Evidence), 17 (Notices and communications) and 15.7 (Invalidity of terms) of the Principal Agreement apply to this Supplemental Agreement as well and they are deemed to be repeated as if set forth in extenso herein.

11.2	Counterparts

This Supplemental Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

12.	LAW AND JURISDICTION

12.1	Governing Law

This Supplemental Agreement and any non-contractual obligations arising out of or in relation to it shall be governed by and construed in accordance with English law and the provisions of Clause 17 (Law and Jurisdiction) of the Principal Agreement (as hereby amended) shall apply mutatis mutandis to this Supplemental Agreement as if the same were set out herein in full.

12.2	Third Party Rights

A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Supplemental Agreement.

IN WITNESS whereof the parties hereto have caused this Supplemental Agreement to be duly executed the date first above written.

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EXECUTION PAGE

BORROWER

SIGNED by	)
Myrsini Rafaela Chiotelli	)
for and on behalf of	)
SPETSES SHIPPING CO.,	)	/s/ Myrsini Rafaela Chiotelli
of the Marshall Islands, in the presence of:	)	Attorney-in-fact

Witness:	/s/ Efstratios Kalantzis
Name:	Efstratios Kalantzis
Address:	Seneka 10
Kifissia, Greece
Occupation:	Attorney-at-law

LENDER

SIGNED by	)
Mr. and	)	/s/ [Illegible]
Mrs.	)	Attorney-in-fact
for and on behalf of	)
ALPHA BANK S.A.,	)
in the presence of:	)	/s/ Christina Aroni
Attorney-in-fact

Witness:	/s/ [Illegible]
Name:	[Illegible]
Address:	Defteras Merarchias 13
Piraeus, Greece
Occupation:	Attorney-at-law

CORPORATE GUARANTOR’S AND PLEDGOR’S ACKNOWLEDGEMENT

We, CASTOR MARITIME INC., a corporation duly incorporated in the Republic of Marshall Islands, hereby confirm and acknowledge that we have read and understood the terms and conditions of the above First Supplemental Agreement and agree in all respects to the same and hereby confirm that:

(a)	as at the date hereof the principal sum of United States Dollars Two Million One Hundred Ninety Thousand (US$ 2,190,000) in respect of the Loan remains outstanding;

(b)
notwithstanding the variation to the Principal Agreement contained in Clause 5 (Variations to the Principal Agreement) of the above First Supplemental Agreement, the provisions of the Corporate Guarantee (as defined therein) executed by us in favour of the Lender shall remain in full force and effect as security of the obligations of the Borrower under the Principal Agreement, as amended by the above First Supplemental Agreementand in respect of all sums due to the Lender under the Principal Agreement (as so amended), and we shall remain liable under the Corporate Guarantee (as defined therein) for all obligations and liabilities assumed by us under the Corporate Guarantee (as defined therein); and

(c)
notwithstanding the variation to the Principal Agreement contained in Clause 5 (Variations to the Principal Agreement) of the above First Supplemental Agreement, the provisions of the Shares Pledge (as defined therein) executed by us in favor of the Lender shall remain in full force and effect as security of the obligations of the Borrower under the Principal Agreement, as amended by the above First Supplemental Agreementand in respect of all sums due to the Lender under the Principal Agreement (as so amended), and we shall remain liable under the Shares Pledge (as defined therein) for all obligations and liabilities assumed by us thereunder.

Dated: 14 February, 2024

For and on behalf of
CASTOR MARITIME INC.
(as Corporate Guarantor and Pledgor)

/s/ Petros Panagiotidis
Petros Panagiotidis
Attorney-in-fact

APPROVED MANAGER'S ACKNOWLEDGEMENT

We, PAVIMAR S.A., a corporation duly incorporated in the Republic of Marshall Islands, having an office established in Greece (at 17 km National Road Athens-Lamia and Foinikos Street, Kifissia 145 64, Greece) under laws 378/68, 27/75, 2234/94, 3752/09 and 4150/13 (as amended and in force at the date hereof), hereby confirm and acknowledge that we have read and understood the terms and conditions of the above First Supplemental Agreement and agree in all respects to the same and hereby confirm that:

(a)	as at the date hereof the principal sum of United States Dollars Two Million One Hundred Ninety Thousand (US$ 2,190,000) in respect of the Loan remains outstanding; and

(b)
notwithstanding the variation to the Principal Agreement contained in Clause 5 (Variations to the Principal Agreement) of the above First Supplemental Agreement, the provisions of the Approved Manager’s Undertaking (as defined therein) executed by us in favour of the Lender shall remain in full force and effect as security of the obligations of the Borrower under the Principal Agreement, as amended by the above First Supplemental Agreementand in respect of all sums due to the Lender under the Principal Agreement (as so amended), and we shall remain liable under the Approved Manager’s Undertaking (as defined therein) for all obligations and liabilities assumed by us under the Approved Manager’s Undertaking (as defined therein).

Dated: 14 February, 2024

For and on behalf of
PAVIMAR S.A.
(as Approved Manager)

/s/ Viktoria Poziopoulou
Viktoria Poziopoulou
Attorney-in-fact